EXHIBIT 99.1

4Front Ventures Corp. Announces Official Ribbon Cutting of Its 250,000 Sq. Ft. Cultivation and Production Facility in Illinois, Now Operational and Serving Mission Dispensaries and the State of Illinois

Event to Feature Key Illinois Government Representatives and Media

PHOENIX, Nov. 4, 2024 /CNW/ - 4Front Ventures Corp. (CSE: FFNT) (OTCQB: FFNTF) ("4Front" or the "Company"), a vertically integrated, multi-state cannabis operator and retailer, today announced the official ribbon-cutting ceremony for its state-of-the-art 250,000 sq. ft. cultivation and production facility in Matteson, Illinois. The ceremony will take place on November 6, 2024, and will feature attendance by Illinois government representatives and local media.

This event marks the completion of the first phase of 4Front's multiphase expansion project in Illinois, with the facility now operational and meeting growing consumer demand across the state. The Matteson facility will serve Mission Dispensaries and wholesale partners throughout Illinois, further strengthening 4Front's presence in one of the nation's fastest-growing cannabis markets.

Mayor Sheila Chalmers-Currin, state officials, and local elected leaders will officially open the doors to the facility. Andrew Thut, CEO of 4Front Ventures, will lead the event and provide insights into the company's vision for the facility and its impact on the Illinois cannabis market. Media attendees will have the opportunity to tour the facility and view its advanced cultivation and production capabilities.

"The official opening of our Matteson facility is a moment we've been eagerly anticipating," said Andrew Thut, CEO of 4Front Ventures. "While we could have held this event sooner, we chose to wait until the facility was fully operational, with our first harvests underway and the entire system firing on all cylinders. It's been a long road, but we wanted to ensure everything was in place before celebrating with our partners, government representatives, and the community. Today's ribbon-cutting isn't just ceremonial—it's the culmination of careful planning, hard work, and our commitment to delivering high-quality cannabis products at scale to meet the growing demand in Illinois."

The Matteson facility features 47,000 sq. ft. of flowering canopy and 70,000 sq. ft. of manufacturing space, supporting the production of more than 10 in-house brands and thousands of products. These include flower, pre-rolls, concentrates, and other cannabis-infused products that will be available at Mission Dispensaries across Illinois and through wholesale partners. The facility also supports white-label production for other multi-state operators and cannabis brands, offering a diverse range of products to meet the needs of the Illinois market.

The ribbon-cutting ceremony will celebrate the facility's role in advancing 4Front's mission to deliver premium cannabis products while creating local jobs and contributing to the community. The facility has already created dozens of livable wage jobs in the Matteson area, with even more positions expected as operations continue to scale and expand.

"The addition of 4Front to our community reflects our ongoing mission to attract diverse and unique forms of economic development to our village," said Mayor Chalmers-Currin, Village President of Matteson. "4Front's national reputation is second to none, and they are considered best-in-class in the evolving world of cannabis cultivation. I am grateful to Governor Pritzker and the Illinois General Assembly for creating cannabis legislation that will contribute to the fiscal growth of the Village of Matteson."

Illinois State Representative Debbie Meyers-Martin added, "I want to applaud Mayor Chalmers-Currin and the Matteson Village Board for their forward-thinking approach to economic development and for setting workable standards to welcome 4Front Ventures. Across the nation, the cannabis industry is seen by experts as a leader in environmental sustainability. This ribbon-cutting marks a significant step forward for the state of Illinois."

Following the ribbon-cutting, attendees will have the chance to tour the facility, meet with the 4Front team, and learn more about the company's cultivation and production technologies. Media will also be invited to a Q&A session with leadership to discuss 4Front Ventures' future in Illinois and beyond.

About 4Front Ventures Corp.

4Front is a national, vertically integrated multi-state cannabis operator with operations in Illinois and Massachusetts and facilities in Washington. Since its founding in 2011, 4Front has built a strong reputation for its high standards and low-cost cultivation and production methodologies earned through a track record of success in facility design, cultivation, genetics, growing processes, manufacturing, purchasing, distribution, and retail. To date, 4Front has successfully brought to market more than 20 different cannabis brands and over 1,800 products, which are strategically distributed through its fully owned and operated Mission dispensaries and retail outlets in its core markets. As the Company continues to drive value for its shareholders, its team is applying its decade of expertise in the sector across the cannabis industry value chain and ecosystem. For more information, visit https://4frontventures.com/.

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SOURCE 4Front Ventures Corp.

View original content to download multimedia: http://www.newswire.ca/en/releases/archive/November2024/04/c8565.html

%CIK: 0001783875

For further information: 4Front Investor Contacts: Andrew Thut, Chief Executive Officer, IR@4frontventures.com, 602 428 5337; 4Front Media Contacts, pr@4frontventures.com, 602 428 5337

CO: 4Front Ventures Corp.

CNW 07:00e 04-NOV-24